Exhibit 10.4(a)

Execution Version

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT

AND SECURITY AGREEMENT

This First Amendment to Fourth Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is made this 29th day of August, 2017 by and among Green Plains Trade Group LLC, a limited liability company formed under the laws of the State of Delaware (“GTRADE”), and each Person joined as a Borrower from time to time (each a “Borrower”, and collectively “Borrowers”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On July 28, 2017, Borrower, Lenders and Agent entered into that certain Fourth Amended and Restated Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B. Borrower has requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement. On the Effective Date, the Loan Agreement is amended as follows:

(a) New Definitions. The following new definitions are hereby added to Section 1.2 of the Loan Agreement in alphabetical order as follows:

“ABL Intercreditor Agreement” shall mean that certain ABL Intercreditor Agreement among BNP Paribas, as term loan collateral agent and PNC Bank, National Association, as ABL Collateral Agent, acknowledged and agreed by Borrower dated August 29, 2017.

“ABL Trade Guarantors” shall mean Green Plains Inc., Green Plains I LLC, Green Plains II LLC, Fleischmann’s Vinegar Company, Inc., Green Plains Agriculture and Energy Fund LLC, Green Plains Asset Management LLC, Green Plains Grain

Company TN LLC, Green Plains Industrial Cleaning Services LLC, Green Plains Trucking LLC, Green Plains Hereford LLC, Green Plains Hopewell LLC, Green Plains Madison LLC, Green Plains Mount Vernon LLC, Green Plains York LLC, Green Plains Atkinson LLC, Green Plains Bluffton LLC, Green Plains Central City LLC, Green Plains Commodities LLC, Green Plains Corn Oil LLC, Green Plains Fairmont LLC, Green Plains Holdings II LLC, Green Plains Obion LLC, Green Plains Ord LLC, Green Plains Otter Tail LLC, Green Plains Shenandoah LLC, Green Plains Superior LLC and Green Plains Wood River LLC.

“ABL Trade Guaranty” shall mean those certain Guaranty Agreements executed by each ABL Trade Guarantor in favor of Agent for the benefit of Lenders dated August 29, 2017.

“ABL Trade Guarantor Security Agreement” shall mean that certain Security Agreement executed by each ABL Trade Guarantor in favor of Agent for the benefit of Lenders dated August 29, 2017.

“Cattle Credit Agreement” shall mean that certain Credit Agreement among Green Plains Cattle Company LLC, a Delaware limited liability company, Bank of the West and ING Capital LLC, and holders of the debt dated December 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Grain Credit Agreement” shall mean that certain Credit Agreement among Green Plains Grain Company LLC, a Delaware limited liability company, BNP Paribas, and holders of the debt dated October 28, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent for the benefit of the Lenders a Lien on real property owned or leased by the Borrower or any Guarantor.

“Term Loan Agreement” shall mean that certain Term Loan Agreement among Green Plains Inc., a Delaware corporation, BNP Paribas, and holders of the debt dated August 29, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Term Loan Documents” shall mean the Term Loan Agreement and the other agreements, instruments and documents executed in connection therewith.

“Term Loan Guaranty” shall mean that certain Guaranty by GPTG and certain Affiliates in favor of the Term Loan Holders dated August 29, 2017.

“Term Loan Holders” shall mean BNP Paribas and each of the holders of Indebtedness under the Term Loan Agreement.

“Term Loan Intercreditor Agreement” shall mean that certain Term Loan Intercreditor and Collateral Agency Agreement among BNP Paribas, as term loan collateral agent, PNC Bank, National Association, as Pari Passu Collateral Agent, Bank of the West and ING Capital LLC, as ABL-Cattle Agent, BNP Paribas, as ABL-Grain Agent and PNC Bank, National Association, as ABL-Trade Agent, acknowledged and agreed to by Green Plains Inc. and the other grantors identified therein dated August 29, 2017.

“Term Loan Security Agreement” shall mean that certain Security Agreement between GPTG and certain Affiliates and the Term Loan Holders dated August 29, 2017.

(b) Definitions. The following definitions contained in Section 1.2 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Other Documents” shall mean, the Notes, the Perfection Certificates, any Guaranty (including the ABL Trade Guaranty), any Guarantor Security Agreement (including the ABL Trade Guarantor Security Agreement), any Pledge Agreement, any Lender-Provided Interest Rate Hedge, the Fee Letter, the Term Loan Intercreditor Agreement, the ABL Intercreditor Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Reserved; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit so long as such Lien is junior in priority to any Liens in favor of Agent, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets and which do not materially impair the use thereof in the operation of any Borrower’s business; (j) Liens disclosed on Schedule 1.2 and (k) Liens granted to Term Loan Holders pursuant to the Term Loan Security Agreement, subject to the terms of, the ABL Intercreditor Agreement and the Term Loan Intercreditor Agreement.

(c) Guarantees. Section 7.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (i) the endorsement of checks in the Ordinary Course of Business and (ii) pursuant to the Term Loan Guaranty, subject to the terms of, the Term Loan Intercreditor Agreement and the ABL Intercreditor Agreement.

(d) Indebtedness. Section 7.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders, (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof, (iii) unsecured Subordinated Debt, so long as (a) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness, (b) receipt by Agent of written notice five (5) days prior to the incurrence of such Indebtedness, (c) such Indebtedness is made on terms and conditions reasonably acceptable to Agent and (d) Agent has received an executed Subordination Agreement, (iv) Indebtedness in an amount not to exceed $50,000,000 at any time secured by Eligible Un-Insured Foreign Receivables and Eligible Insured Foreign Receivable so long as such Indebtedness (a) is subject to documentation reasonably acceptable to Agent, (b) does not include Receivables to the extent Advances were made with respect to such Receivables as a component of a Borrowing Base hereunder and such Advances still remain outstanding and (c) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness; (v) Indebtedness in respect of Repurchase Facilities for portions of Natural Gas Inventory, Commingled Ethanol Inventory and Crude Oil Inventory in an amount not to exceed $50,000,000 at any time, so long as such Repurchase Facilities (a) are subject to documentation reasonably acceptable to Agent, (b) do not include Inventory to the extent Advances were made with respect to such Inventory as a component of a Borrowing Base hereunder and such Advances still remain outstanding and (c) no Default or Event of Default has occurred or would occur after giving effect to the incurrence of such Indebtedness and (vi) Indebtedness related to the Term Loan Guaranty, subject to the terms of, the Term Loan Intercreditor Agreement and the ABL Intercreditor Agreement.

(e) Lien Priority. The following Section 10.11 of the Loan Agreement is hereby amended and restated as follows:

10.11. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (or having a second priority interest to the extent set forth in the Term Loan Intercreditor Agreement);

(f) Events of Default. The following Section 10.24 “Term Loan/ABL Cross-Default” is hereby added to the Loan Agreement as follows:

10.24. Term Loan/ABL Cross-Default. (i) an event of default has occurred and is continuing under the Term Loan Agreement, the

Cattle Credit Agreement, the Grain Credit Agreement, the ABL Intercreditor Agreement or the Term Loan Intercreditor Agreement (and all cure periods have concluded) (ii) any party to the ABL Intercreditor Agreement or the Term Loan Intercreditor Agreement (other than Agent in its applicable capacity thereunder) attempts to terminate, challenges the validity of, or its obligations under, such agreement, or (iii) the ABL Intercreditor Agreement or the Term Loan Intercreditor Agreement shall cease to be in full force and effect.

(g) Post Closing Real Estate Deliverables. Borrowers shall cause the ABL Trade Guarantors to deliver to Agent within 120 days of the Effective Date (or such longer period as to which Agent may agree in its sole discretion) with respect to the fee interests in Real Property set forth on Schedule I attached hereto, Mortgages duly executed by the appropriate ABL Trade Guarantor, together with:

(i)	evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form and substance reasonably acceptable to Agent and otherwise suitable for filing or recording in all filing or recording offices that Agent may deem reasonably necessary or desirable in order to create a valid second and subsisting Lien on the property described therein in favor of Agent for the benefit of the Lenders and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(ii)	(i) for each of the properties described in the Mortgages, a commitment for an American Land Title Association (“ALTA”) Loan Title Insurance Policy, 2006 (or the equivalent thereof; each a “Title Commitment”), issued by an insurer reasonably acceptable to Agent, insuring Agent’s Lien on such property, which policy shall be in an amount not less than 100% of the reasonably estimated fair market value of such property and shall contain customary endorsements and exceptions to coverage reasonably acceptable to Agent; (ii) copies of all material documents of record concerning such property as shown on the title insurance commitment referred to above; and (iii) customary flood searches together with such other information and documents in each case conforming with and sufficient to demonstrate compliance with the Flood Laws relative to each such property, and if indicated by such searches, a flood insurance policy covering such property which policy shall comply with applicable law and shall otherwise be reasonably acceptable to Agent, or confirmation that such a policy is not required by applicable law;

(iii)	an ALTA/National Society of Professional Surveyors (or, to the extent agreed to by Agent in its reasonable discretion, ALTA/America Congress on Surveying and Mapping) survey for each of the properties described in the Mortgages, reasonably acceptable to Agent, for which all necessary fees (where applicable) have been paid, performed by a land surveyor reasonably acceptable to Agent; provided that, upon the request of the Borrowers and if agreed to by Agent in its reasonable discretion, this delivery may be satisfied by a tract map, plat map or other depiction of a property described in a Mortgage;

(iv)	a Phase I Environmental Site Assessment, which in each case is reasonably satisfactory to Agent, as to each of the properties described in the Mortgages, from professional firms acceptable to Agent;

(v)	evidence of the insurance required by the terms of Section 4.11 of the Loan Agreement and the flood insurance information and documents and evidence of flood insurance required by the terms of Section 4.21 of the Loan Agreement;

(vi)	evidence that all other action that Agent may deem reasonably necessary or desirable in order to create valid second and subsisting Liens on the property described in the Mortgages has been taken;

(vii)	a loan policy of title insurance for each Mortgage, incorporating the comments of Agent to the related Title Commitment, if applicable, insuring that a valid second and subsisting Lien on the property described in the Mortgage has been taken, including a reading by the title insurer of the related survey, and containing such customary endorsements thereto as Agent shall reasonably require;

(viii)	an environmental indemnity agreement executed and delivered by each Borrower and each ABL Trade Guarantor applicable to the real property encumbered by the Mortgages, in form and substance reasonably acceptable to Agent (provided, that this requirement may be satisfied by the environmental indemnity agreement delivered on the Effective Date to the extent applicable to each such real property);

(ix)	in the case of any leasehold Mortgage, (a) a copy of the underlying lease (the “Ground Lease”), (b) evidence that a copy of, or a memorandum of, the Ground Lease has been recorded against the related real property, (c) a landlord consent and estoppel, in form and substance reasonably acceptable to Agent, and (d) if applicable, a fee mortgagee consent and estoppel, in form and substance reasonably acceptable to Agent; and

(x)	such other documents related to interests in such real property held by the ABL Trade Guarantors as Agent may reasonably require.

2. Representations and Warranties of Borrowers. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b) reaffirms all of the covenants contained in the Loan Agreement (as amended hereby), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

3. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of the following conditions precedent (“Effective Date”) (all documents to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by the Borrowers and Guarantor;

(b) Agent shall have received the fully executed ABL Trade Guaranty, ABL Trade Guarantor Security Agreement, the ABL Intercreditor Agreement and the Term Loan Intercreditor Agreement;

(c) Agent shall have received fully executed copies of the Term Loan Documents;

(d) Agent shall have received such other agreements, documents or information as requested by Agent in its reasonable discretion.

4. Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the terms of this Amendment.

5. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

6. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

7. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on August 24, 2017, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $111,228,105.54, consisting of (i) $100,042,224.13 on account of Revolving Advances, $11,185,881.41 on account of FILO Advances and $0 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

8. Acknowledgment of Guarantors. By execution of this Amendment, Green Plains Inc., formerly known as Green Plains Renewable Energy, Inc., hereby covenants and agrees that its Fourth Amended and Restated Limited Guaranty and Suretyship Agreement dated July 28, 2017 shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

9. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment and all matters relating hereto or thereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

(e) Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

GREEN PLAINS TRADE GROUP LLC, as Borrower

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	EVP - General Counsel & Corp. Secretary

GREEN PLAINS INC., as Guarantor

By:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	EVP - General Counsel & Corp. Secretary

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Lee Labine
Name:	Lee Labine
Title:	Senior Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Jeff Royston
Name:	Jeff Royston
Title:	Senior Vice President

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Terrence McKenna
Name:	Terrence McKenna
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jim Norvell
Name:	Jim Norvell
Title:	Senior Vice President

WOODFOREST NATIONAL BANK, as a Lender

By:	/s/ Dennis Kujawa
Name:	Dennis Kujawa
Title:	First Vice President

BANK OF AMERICA, as a Lender

By:	/s/ Charles Fairchild
Name:	Charles Fairchild
Title:	Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT]